UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2013

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

995 E. Arques Avenue

Sunnyvale, California 94085-4521

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 774-0330

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 8, 2013, Pharmacyclics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC (the “Underwriter”) relating to an underwritten public offering of 2,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). All of the Shares are being sold by the Company. The offering price to the public is $94.20 per share, and the Underwriter has agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $91.374 per share. After underwriting discounts and commissions and estimated offering expenses, the Company expects to receive net proceeds of approximately $201,022,800. Under the terms of the Underwriting Agreement, the Company has granted the Underwriter an option, exercisable for 30 days, to purchase up to an additional 330,000 shares of Common Stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions.

The Shares will be issued pursuant to an automatic shelf registration statement the Company filed with the U.S. Securities and Exchange Commission (the “SEC”), (File No 333-187104). A prospectus supplement relating to the offering has been filed with the SEC. The closing of the offering is expected to take place on March 13, 2013, subject to the satisfaction of customary closing conditions.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Olshan Frome Wolosky LLP relating to the Shares is attached as Exhibit 5.1 hereto.

Item 8.01.	Other Events.

The Company issued a press release on March 8, 2013 announcing the pricing of the public offering. This press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are included in this report:

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 8, 2013, between the Company and J.P. Morgan Securities LLC.

5.1	Opinion of Olshan Frome Wolosky LLP.

23.1	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).

99.1	Press Release, dated March 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2013	PHARMACYCLICS, INC.

	By:	/s/ Joshua T. Brumm
		Name:	Joshua T. Brumm
		Title:	Executive Vice President, Finance

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